Exhibit 21.1

Subsidiaries of Watchdata Technologies Ltd.

Strategic Triumph Limited, a company incorporated in the British Virgin Islands.

Beijing Watch Data System Co., Ltd., a company incorporated in the People’s Republic of China.

Watchdata Technologies Pte. Ltd., a company incorporated in Singapore.